Exhibit 99

Eaton Reports Third Quarter Earnings Per Share of $1.11

Adjusted Earnings Per Share of $1.18 for the Third Quarter Excluding Charges of $0.05 Per Share Related to Acquisitions and Divestitures and $0.02 Per Share Related to Multi-Year Restructuring Program

Reaffirming Midpoint and Narrowing Full Year Free Cash Flow Guidance to Between $2.4 Billion and $2.6 Billion

DUBLIN--(BUSINESS WIRE)--November 3, 2020--Power management company Eaton Corporation plc (NYSE:ETN) today announced that earnings per share were $1.11 for the third quarter of 2020. Excluding charges of $0.05 per share related to acquisitions and divestitures and $0.02 per share related to a multi-year restructuring program, adjusted earnings per share were $1.18.

Sales in the third quarter of 2020 were $4.5 billion. Organic sales were down 9 percent, and the divestitures of the Lighting and Automotive Fluid Conveyance businesses reduced sales by 8 percent, partially offset by 2 percent growth from acquisitions.

Craig Arnold, Eaton chairman and chief executive officer, said, “Our third quarter was stronger than expected, with organic sales down 9 percent, 6 percent better than the midpoint of our guidance range and up 16 percent over the second quarter. We are pleased with our solid results despite the impact of the COVID-19 pandemic.”

“Third quarter segment margins were 17.6 percent, a decremental margin of 25 percent,” said Arnold. “Our decremental margin performance was at the low end of our guidance range. This is a result of strong execution and continued focus on cost controls to offset pandemic-driven volume declines.”

“Operating cash flow in the third quarter was $921 million, and free cash flow was $832 million,” said Arnold. “Our operating cash flow over the last nine months has totaled $2.0 billion, and free cash flow has totaled $1.7 billion. We remain on track to achieve the midpoint of our guidance for 2020 full year free cash flow, which we are narrowing to between $2.4 billion and $2.6 billion.”

“We repurchased $177 million of our shares in the third quarter, making our year-to-date repurchases a total of $1.5 billion,” said Arnold. “For the full year 2020, we continue to target share repurchases of between $1.7 billion and $1.9 billion.”

“The outlook for the fourth quarter remains uncertain due to how the on-going pandemic will impact activity levels in North America and Europe,” said Arnold. “Having said that, most of our businesses are showing good momentum and we remain optimistic the momentum will continue through the end of the year.”

Business Segment Results

Sales for the Electrical Americas segment were $1.7 billion, down 17 percent from the third quarter of 2019, driven by a 20 percent reduction from the divestiture of the Lighting business. Organic sales were up 3 percent and the acquisitions of Innovative Switchgear and Power Distribution, Inc. added 1 percent, while negative currency translation reduced sales by 1 percent. Operating profits were $377 million. Excluding the divested Lighting business, operating profits were up 9 percent over the third quarter of 2019.

“Operating margins were a strong 22.2 percent, up 280 basis points over the third quarter of 2019,” said Arnold. “Our Electrical Americas segment continues to show resilience in challenging conditions, delivering not only strong operating margins but also solid organic sales growth.”

“The twelve-month rolling average of our orders in the third quarter, excluding Lighting, was down 1 percent,” said Arnold. “Despite the slight decline, we saw particular strength in residential and data center orders, and the backlog at the end of September remained strong, up 11 percent over September 2019.”

Sales for the Electrical Global segment were $1.2 billion, down 8 percent from the third quarter of 2019. Organic sales were down 10 percent, partially offset by positive currency translation of 2 percent. Operating profits were $198 million, down 21 percent from the third quarter of 2019.

“Operating margins were 16.6 percent, a decrease of 280 basis points from the third quarter of 2019, reflecting the continued challenges in the oil and gas and industrial markets,” said Arnold. “The twelve-month rolling average of our orders in the third quarter was down 6 percent, also driven by declines in oil and gas and industrial markets. We saw particular strength in residential, data center, and utility markets. The September backlog grew 7 percent over September 2019.”

Hydraulics segment sales were $439 million, down 15 percent from the third quarter of 2019, driven entirely by a decline in organic sales. Organic revenue declined due to continued weakness at both OEMs and distributors. Operating profits were $43 million, down 16 percent from the third quarter of 2019.

“Operating margins in the third quarter were 9.8 percent, flat with the third quarter of 2019,” said Arnold. “Orders in the third quarter increased 8 percent over the third quarter of 2019, driven by strength in agriculture and construction equipment end markets.”

“We remain on track to close the Hydraulics sale to Danfoss by the end of the first quarter of 2021,” said Arnold.

Aerospace segment sales were $540 million, down 13 percent from the third quarter of 2019, driven by the continued downturn in commercial aviation partially offset by growth in military sales. Organic sales were down 26 percent, partially offset by a 12 percent increase from the acquisition of Souriau-Sunbank and 1 percent from the impact of positive currency translation. Operating profits were $100 million, down 35 percent from the third quarter of 2019.

“Operating margins in the quarter were 18.5 percent, representing strong performance in light of the impact of the pandemic on sales,” said Arnold. “The twelve-month rolling average of our orders in the third quarter was down 22 percent, driven by the downturn in commercial markets. Backlog at the end of September was down 11 percent compared to September 2019.”

The Vehicle segment posted sales of $573 million, down 25 percent from the third quarter of 2019. Organic sales were down 20 percent. The divestiture of our Automotive Fluid Conveyance business at the end of last year reduced revenues by 4 percent, and currency translation was negative 1 percent. Operating profits were $80 million, down 42 percent from the third quarter of 2019.

“Conditions have improved in vehicle markets and we are seeing higher NAFTA Class 8 production as well as increased global light vehicle production,” said Arnold. “We expect these trends to continue through year end.”

eMobility segment sales were $79 million, flat with the third quarter of 2019. Organic sales were down 1 percent, which was offset by positive currency translation of 1 percent. The segment recorded an operating loss of $2 million.

Eaton’s mission is to improve the quality of life and the environment through the use of power management technologies and services. We provide sustainable solutions that help our customers effectively manage electrical, hydraulic, and mechanical power – more safely, more efficiently, and more reliably. Eaton’s 2019 revenues were $21.4 billion, and we sell products to customers in more than 175 countries. We have approximately 92,000 employees. For more information, visit www.eaton.com.

Notice of conference call: Eaton’s conference call to discuss its third quarter results is available to all interested parties as a live audio webcast today at 11 a.m. United States Eastern Time via a link on Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on third quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning performance of our end markets, expected restructuring charges and benefits, anticipated share repurchases, the impact of the pandemic on the fourth quarter, the completion date of the sale of our Hydraulics business, and full year 2020 free cash flow. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: the course of the COVID-19 pandemic and government actions related thereto; unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; unanticipated changes in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; natural disasters; the performance of recent acquisitions; unanticipated difficulties completing or integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the nine months ended September 30, 2020 are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended September 30		Nine months ended September 30

(In millions except for per share data)	2020	2019	2020	2019
Net sales	$4,526	$5,314	$13,171	$16,152

Cost of products sold	3,051	3,512	9,230	10,782
Selling and administrative expense	754	885	2,310	2,709
Research and development expense	132	147	411	454
Interest expense - net	41	47	113	157
Gain on sale of business	—	—	221	—
Other expense (income) - net	23	5	135	(9)
Income before income taxes	525	718	1,193	2,059
Income tax expense	78	116	254	299
Net income	447	602	939	1,760
Less net income for noncontrolling interests	(1)	(1)	(4)	(1)
Net income attributable to Eaton ordinary shareholders	$446	$601	$935	$1,759

Net income per share attributable to Eaton ordinary shareholders
Diluted	$1.11	$1.44	$2.31	$4.16
Basic	1.11	1.44	2.32	4.18

Weighted-average number of ordinary shares outstanding
Diluted	402.3	418.4	404.9	422.5
Basic	400.4	416.6	403.3	420.7

Cash dividends declared per ordinary share	$0.73	$0.71	$2.19	$2.13

Reconciliation of net income attributable to Eaton ordinary shareholders to adjusted earnings
Net income attributable to Eaton ordinary shareholders	$446	$601	$935	$1,759
Excluding acquisition and divestiture charges (after-tax)	21	35	110	60
Excluding restructuring program charges (after-tax)	8	—	156	—
Adjusted earnings	$475	$636	$1,201	$1,819

Net income per share attributable to Eaton ordinary shareholders - diluted	$1.11	$1.44	$2.31	$4.16
Excluding per share impact of acquisition and divestiture charges (after-tax)	0.05	0.08	0.27	0.14
Excluding per share impact of restructuring program charges (after-tax)	0.02	—	0.39	—
Adjusted earnings per ordinary share	$1.18	$1.52	$2.97	$4.30
See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended September 30		Nine months ended September 30

(In millions)	2020	2019	2020	2019
Net sales
Electrical Americas	$1,699	$2,040	$4,977	$6,086
Electrical Global	1,196	1,295	3,451	3,861
Hydraulics	439	519	1,357	1,727
Aerospace	540	620	1,681	1,858
Vehicle	573	761	1,498	2,374
eMobility	79	79	207	246
Total net sales	$4,526	$5,314	$13,171	$16,152

Segment operating profit (loss)
Electrical Americas	$377	$395	$993	$1,133
Electrical Global	198	251	542	674
Hydraulics	43	51	135	163
Aerospace	100	153	315	445
Vehicle	80	139	140	397
eMobility	(2)	4	(3)	16
Total segment operating profit	796	993	2,122	2,828

Corporate
Amortization of intangible assets	(90)	(93)	(265)	(280)
Interest expense - net	(41)	(47)	(113)	(157)
Pension and other postretirement benefits expense	(9)	(5)	(29)	(7)
Restructuring program charges	(10)	—	(197)	—
Other expense - net	(121)	(130)	(325)	(325)
Income before income taxes	525	718	1,193	2,059
Income tax expense	78	116	254	299
Net income	447	602	939	1,760
Less net income for noncontrolling interests	(1)	(1)	(4)	(1)
Net income attributable to Eaton ordinary shareholders	$446	$601	$935	$1,759
See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2020	December 31, 2019
(In millions)
Assets
Current assets
Cash	$429	$370
Short-term investments	334	221
Accounts receivable - net	2,876	3,437
Inventory	2,096	2,805
Assets held for sale	2,398	1,377
Prepaid expenses and other current assets	538	518
Total current assets	8,671	8,728

Property, plant and equipment - net	2,916	3,496

Other noncurrent assets
Goodwill	12,677	13,456
Other intangible assets	4,179	4,638
Operating lease assets	421	436
Deferred income taxes	376	372
Other assets	1,745	1,679
Total assets	$30,985	$32,805

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$2	$255
Current portion of long-term debt	1,251	248
Accounts payable	1,788	2,114
Accrued compensation	336	449
Liabilities held for sale	424	325
Other current liabilities	2,004	1,741
Total current liabilities	5,805	5,132

Noncurrent liabilities
Long-term debt	6,948	7,819
Pension liabilities	1,343	1,462
Other postretirement benefits liabilities	319	328
Operating lease liabilities	323	331
Deferred income taxes	306	396
Other noncurrent liabilities	1,423	1,204
Total noncurrent liabilities	10,662	11,540

Shareholders’ equity
Eaton shareholders’ equity	14,476	16,082
Noncontrolling interests	42	51
Total equity	14,518	16,133
Total liabilities and equity	$30,985	$32,805
See accompanying notes.

EATON CORPORATION plc

NOTES TO THE THIRD QUARTER 2020 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings, adjusted earnings per ordinary share, and free cash flow, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude certain transactions, allowing investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

During the third quarter of 2020, operating cash flow was $921, and free cash flow, which excludes $89 of capital expenditures for property, plant and equipment, was $832.

For full year 2020, we expect operating cash flow to be between $2.8 billion and $3.0 billion, and free cash flow, which excludes approximately $0.4 billion of capital expenditures for property, plant and equipment, to be between $2.4 billion and $2.6 billion.

Note 2. DIVESTITURES OF BUSINESSES

Sale of Lighting business

On March 2, 2020, Eaton sold its Lighting business to Signify N.V. for a cash purchase price of $1.4 billion. The Company recognized a pre-tax gain of $221. The Lighting business, which had sales of $1.6 billion in 2019 as part of the Electrical Americas business segment, serves customers in commercial, industrial, residential, and municipal markets. During the fourth quarter of 2019, the Company determined the Lighting business met the criteria to be classified as held for sale. Therefore, its assets and liabilities have been presented as held for sale in the Consolidated Balance Sheet as of December 31, 2019.

Pending sale of Hydraulics business

On January 21, 2020, Eaton entered into an agreement to sell its Hydraulics business to Danfoss A/S, a Danish industrial company, for $3.3 billion in cash. Eaton’s Hydraulics business is a global leader in hydraulics components, systems, and services for industrial and mobile equipment. The business had sales of $2.2 billion in 2019. During the first quarter of 2020, the Company determined the Hydraulics business met the criteria to be classified as held for sale. Therefore, its assets and liabilities have been presented as held for sale in the Consolidated Balance Sheet as of September 30, 2020. The transaction is subject to customary closing conditions and regulatory approvals and is expected to close by the end of the first quarter of 2021.

Note 3. ACQUISITION AND DIVESTITURE CHARGES

Eaton incurs integration charges and transaction costs to acquire businesses, and transaction costs and other charges to divest and exit businesses. Eaton also recognizes gains and losses on the sale of businesses. A summary of these Corporate items follows:

	Three months ended September 30		Nine months ended September 30
	2020	2019	2020	2019
Acquisition integration, divestiture charges, and transaction costs	$28	$39	$263	$65
Gain on the sale of the Lighting business	—	—	(221)	—
Total before income taxes	28	39	42	65
Income tax expense (benefit)	(7)	(4)	68	(5)
Total after income taxes	$21	$35	$110	$60
Per ordinary share - diluted	$0.05	$0.08	$0.27	$0.14

Acquisition integration, divestiture charges, and transaction costs in 2020 are primarily related to the planned divestiture of the Hydraulics business, the divestiture of the Lighting business, the acquisitions of Souriau-Sunbank and Ulusoy Elektrik, and other charges to exit businesses, and were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other expense (income) - net. Charges in 2019 related to the divestiture of the Lighting business, the acquisitions of Ulusoy Elektrik and Innovative Switchgear Solutions, Inc., and other charges to exit businesses, and were included in Cost of products sold, Selling and administrative expense, Research and development expense, and Other expense (income) - net. In Business Segment Information, these charges were included in Other expense - net.

Note 4. RESTRUCTURING CHARGES

In the second quarter of 2020, Eaton decided to undertake a multi-year restructuring program to reduce its cost structure and gain efficiencies in its business segments and at corporate in order to respond to declining market conditions. Restructuring charges incurred under this program for the three and nine months ended September 30, 2020, were $10 and $197, respectively. These restructuring activities are expected to incur additional expense of $83 through 2022, primarily comprised of plant closing costs, resulting in total estimated charges of $280 for the entire program.

A summary of restructuring program charges follows:

	Three months ended September 30, 2020	Nine months ended September 30, 2020
Workforce reductions	$3	$169
Plant closing and other	7	28
Total before income taxes	10	197
Income tax benefit	2	41
Total after income taxes	$8	$156
Per ordinary share - diluted	$0.02	$0.39

Restructuring program charges related to the following segments:

	Three months ended September 30, 2020	Nine months ended September 30, 2020
Electrical Americas	$3	$16
Electrical Global	2	53
Aerospace	2	32
Vehicle	3	93
eMobility	—	1
Corporate	—	2
Total	$10	$197

These restructuring program charges were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other expense (income) - net. In Business Segment Information, these restructuring program charges are treated as Corporate items. The projected mature year savings from these restructuring actions are expected to be $200 when fully implemented in 2023.

Contacts

Eaton Corporation plc
Margaret Hagan, Media Relations, +1 (440) 523-4343
MargaretHagan@eaton.com
or
Yan Jin, Investor Relations, +1 (440) 523-7558